EXHIBIT 99
FOR IMMEDIATE RELEASE                                  NEWS
                                                       RELEASE
Investor Contact:                            News Media Contact:
David A. Prichard                            Thomas C. Pasztor
847.205.4843                            847.205.4801

                   IMC GLOBAL COMPLETES ACQUISITION
                    OF HARRIS CHEMICAL GROUP, INC.

      NORTHBROOK, IL,  April 1, 1998 - IMC Global Inc. (NYSE: IGL)

announced today that it has completed its previously announced acquisition of privately held Harris Chemical Group, Inc. (HCG) and its

Australian affiliate, Penrice Soda Products Pty. Ltd., for $1.4 billion.  Under the acquisition's terms, IMC Global purchased all of

Harris Chemical's equity for $450 million in cash and assumed approximately $950 million of debt.

      The acquisition makes IMC Global the world's third-largest producer of salt and soda chemicals.  Salt products are primarily used for road de-icing, food processing, water softeners and industrial applications.  Soda chemicals are principally used in the manufacture of glass and numerous industrial and specialty chemical products.

Other products acquired from Harris Chemical include sodium

bicarbonate, boron chemicals, magnesium chloride and additional sulphate of potash capacity.

      "We will now quickly begin integrating the Harris organization into our Company," said Robert E. Fowler, Jr., president and chief executive officer of IMC Global.  "This acquisition has added new dimensions for growth and expansion to our Company, including a new core business in salt and our first producing assets outside of North

America.  It will add approximately $850 million of revenues and more than $200 million of EBITDA annually, even before cost savings." Fowler noted that cost-reduction initiatives should result in savings of at least $50 million on an annualized basis by the year 2000.  In addition to these savings, approximately $20 million should be saved annually in interest expense after IMC Global refinances Harris' high-cost debt.

The acquisition is expected to be accretive to earnings in a relatively short period and make important contributions to earnings per share in calendar years 1999 and 2000, said Fowler.

      "As you look at the Harris portfolio, some impressive

characteristics become clear," said Fowler.  "Operations are low-cost and have numerous high-return and fast-payback investments.  We clearly intend to use IMC Global's strong financial position to capitalize on these opportunities.  In addition, the acquisition includes a highly skilled and dedicated work force, a seasoned operating management team,

and well-placed assets with strong market positions and customer bases.

By every measure, Harris is an excellent fit for IMC Global."

      IMC Global is one of the world's leading producers and suppliers of agricultural products and services, salt and industrial chemicals.

With 1997 revenues and EBITDA of nearly $3 billion and $530 million,

respectively, the Company is among the world's largest producers and marketers of phosphate and potash crop nutrients and animal feed

7ingredients.  It also is one of the nation's leading distributors of agricultural products and services through its FARMARKET and Rainbow distribution networks.  The Company is the world's third-largest producer of salt and soda chemicals, and produces sodium bicarbonate,

boron chemicals and magnesium chloride.